Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Third Quarter and Fiscal Year 2025 Financial Results

Mitchel Field, NY, March 13, 2025 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three and nine months ended January 31, 2025, of approximately $18.9 million and $49.8 million, respectively, compared to revenues of $13.7 million and $39.7 million, for the same period of fiscal year 2024, ended January 31, 2024. Operating income for the three and nine months ended was $3.5 million and $8.5 million, respectively, compared to an operating loss of $0.5 million and operating income of $2.5 million for the same period of fiscal year 2024. Net Income from operations for the three and nine months ended January 31, 2025 was $15.4 million or $1.60 per diluted share and $20.5 million or $2.14 per diluted share, respectively, compared to a net income from operations for the three and nine months ended January 31, 2024 of $0.1 million or $0.01 per diluted share and $3.0 million or $0.32 per diluted share, respectively.

FEI President and CEO, Tom McClelland commented, “The third quarter of fiscal year 2025 was another excellent financial quarter, for the Company. For both the quarter and year to date, revenue, gross margin, and operating income have grown substantially. The results reflect continued solid growth in our core businesses, which show every indication of continuing, with our backlog still at a historically high level. We continue work on several key programs that we won over the past two years, and our gross margins (44% for the quarter, and 45% for the first 9 months of FY2025) reflect our efforts to obtain high quality work, and deliver it successfully. We also see plenty of new business opportunities, and anticipate winning several key programs over the next few quarters. That said, we have to be mindful of the potential for changes in government funding and federal workforce reductions to impact the timing of the awarding of contracts to our end customers, which could then impact the timing of the portion of our business related to those contracts. Given the increasing importance of the work we are doing, we see any such impact as one of potential delay, rather than elimination with respect to major programs relevant to FEI. Furthermore, as we increase our exposure to programs like highly proliferated smaller satellite programs and quantum sensing, we anticipate diversifying our customer base and end-market exposure. As we have stated in the past, we anticipate continued profitability going forward, though the mix in any given quarter can cause variability; and we continue to believe that we are well positioned to achieve higher, more consistent margins than we have experienced in the past.

“R&D expenditures are up significantly from last year (9% of revenue for the first 9 months of FY2025), as we expand our competitive capabilities. We are developing products for the proliferated satellite market, and are building off our heritage of precision timing expertise to design and manufacture quantum sensors for critical applications. These are much larger end-markets than we have traditionally served, and in time, we expect to generate meaningful returns on this stepped up R&D investment. We also believe some of the changes occurring at the federal level allow us to play offense, fine tune our organizational structure, and build our talent base by accessing physicists, timing experts, and laboratories that we can leverage to expand our capabilities and R&D potential. We remain debt-free and are confident in our ability to invest for profitable growth, reward our employees for serving our customers and maintain flexibility for shareholder-oriented initiatives, such as the two special dividends we have paid over the past two years.

“All and all, I am happy with our performance, vigilant regarding the changes in Washington, and very enthusiastic about our future.”

Fiscal Year 2025 Selected Financial Metrics and Other Items

-	For the three and nine months ended January 31, 2025, revenues from satellite payloads were approximately $11.2 million, or 59%, and $28.8 million or 58%, respectively, of consolidated revenues compared to approximately $6.8 million, or 50%, and $16.3 million or 41%, respectively, for the same periods of the prior fiscal year.

-	For the three and nine months ended January 31, 2025, revenues for non-space U.S. Government/DOD customers were approximately $7.4 million, or 39%, and $19.5 million or 39%, respectively, of consolidated revenues compared to approximately $6.0 million, or 44%, and $21.0 million, or 53%, respectively, for the same periods of the prior fiscal year.

-	For the three and nine months ended January 31, 2025, revenues from other commercial and industrial sales accounted for approximately $0.4 million, or 2%, and $1.5 million or 3%, respectively, of consolidated revenues compared to approximately $0.9 million, or 7%, and $2.3 million, or 6%, respectively, for the same periods of the prior fiscal year.

-	Net cash used in operating activities was approximately $1.3 million in the nine months of fiscal year 2025, compared to net cash provided by operations of $1.2 million for the same period of fiscal year 2024.

-	Backlog at January 31, 2025 was approximately $73 million compared to $78 million at April 30, 2024.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, March 13, 2025, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 170932 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 52181). Subsequent to that, the call can be accessed via a link available on the Company’s website through June 13, 2025.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. FEI’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. FEI-Zyfer provides GPS and secure timing capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF and microwave products. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

www.frequencyelectronics.com

FEI’s Mission Statement: “Our mission is to transform discoveries and demonstrations made in research laboratories into practical, real-world products. We are proud of a legacy which has delivered precision time and frequency generation products, for space and other world-changing applications that are unavailable from any other source. We aim to continue that legacy while adapting our products and expertise to the needs of the future. With a relentless emphasis on excellence in everything we do, we aim, in these ways, to create value for our customers, employees, and stockholders.”

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed on August 2, 2024 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information:	Dr. Thomas McClelland, President and Chief Executive Officer;
Steven Bernstein, Chief Financial Officer;

Telephone: (516) 794-4500 ext.5000	WEBSITE:	www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	(unaudited)		(unaudited)
	2025	2024	2025	2024
Revenues	$18,927	$13,714	$49,825	$39,698
Cost of revenues	10,642	10,610	27,222	27,396
Gross margin	8,285	3,104	22,603	12,302
Selling and administrative	3,380	2,619	9,614	7,473
Research and development	1,436	958	4,536	2,304
Operating income (loss)	3,469	(473)	8,453	2,525
Interest and other, net	112	609	484	463
Income before income taxes	3,581	136	8,937	2,988
(Benefit) provision for income taxes	(11,824)	6	(11,552)	19
Net income	$15,405	$130	$20,489	$2,969

Net income per share:
Basic income per share	$1.60	$0.01	$2.14	$0.32
Diluted income per share	$1.60	$0.01	$2.14	$0.32

Weighted average shares outstanding
Basic	9,632	9,440	9,585	9,408
Diluted	9,632	9,440	9,589	9,408

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2025	April 30,
	(unaudited)	2024
ASSETS
Cash and cash equivalents	$5,516	$18,320
Accounts receivable, net	3,872	4,614
Contract assets	14,009	10,523
Inventories, net	25,412	23,431
Other current assets	1,339	1,233
Property, plant & equipment, net	6,144	6,438
Other assets	12,018	11,713
Deferred taxes	11,836	-
Right-of-use assets – operating leases	4,926	6,036
Restricted cash	1,355	945
	$86,427	$83,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability - current	$1,209	$1,640
Contract liabilities	15,218	21,639
Other current liabilities	6,435	7,517
Other long-term obligations	7,943	8,096
Operating lease liability – non-current	3,787	4,545
Stockholders’ equity	51,835	39,816
	$86,427	$83,253

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